Exhibit 99.1

Media Contact: Edelman Courtney Walker P: 212-704-8102 C: 646-338-9495 courtney.walker@edelman.com

Investor Contact:
Genitope Corporation
John Vuko
P: 510-284-3000
IR@genitope.com
GENITOPE CORPORATION ANNOUNCES RECEIPT OF NASDAQ DETERMINATION
FREMONT, Calif., May 28, 2008 — Genitope Corporation (NASDAQ: GTOP) today announced that, on May 21, 2008, it received a staff determination letter from The Nasdaq Stock Market (“Nasdaq”) indicating that, as a result of the Company’s failure to timely file its Quarterly Report on Form 10-Q for the quarter ended March 31, 2008, Genitope no longer complied with Nasdaq’s filing requirements for continued listing as set forth in Marketplace Rule 4310(c)(14), and that its securities are, therefore, subject to trading suspension and delisting. That rule requires that each listed issuer to file copies of all reports and other documents required to be filed with the Securities and Exchange Commission (the “SEC”). The letter also stated that, unless the Company requests an appeal of the determination, trading of the Company’s common stock will be suspended at the opening of business on May 30, 2008, and a Form 25-NSE will be filed with the SEC, which will remove the Company’s securities from listing and registration on Nasdaq. On May 28, 2008, Genitope filed with the SEC its Quarterly Report on Form 10-Q for the quarter ended March 31, 2008.
There can be no assurance that Genitope will satisfy Nasdaq’s conditions for continued listing, that Genitope will, if required, request a hearing to appeal the staff determination or, if requested, that Genitope will be successful in its appeal or that Genitope’s common stock will remain listed on The Nasdaq Global Market or will be listed on another exchange or traded in another market.
About Genitope Corporation
Genitope Corporation (Fremont, Calif.) is a biotechnology company focused on the research and development of novel immunotherapies for the treatment of cancer. Until Genitope recently suspended its development, its lead product candidate was MyVax personalized immunotherapy, a patient-specific active immunotherapy that is based on the unique genetic makeup of a patient’s tumor and is designed to activate the patient’s immune system to identify and attack cancer cells. Genitope is also developing a monoclonal antibody panel that it believes will potentially represent a novel, personalized approach for treating NHL. For more information about Genitope, please log on to http://www.genitope.com.
Forward-Looking Statements
This news release contains “forward-looking statements.” For this purpose, any statements contained in this press release that are not statements of historical fact may be deemed forward-looking statements, including statements regarding the potential listing status and potential delisting of Genitope’s common stock from The Nasdaq Global Market and statements regarding its possible appeal of the Nasdaq staff determination letter and the potential outcome thereof. There are a number of important factors that could cause Genitope’s results to differ materially from those indicated by these forward-looking statements, including without limitation, risks related to Genitope’s need for significant additional funding, the Company’s ability to operate as a going concern, the progress, timing and results of Genitope’s clinical trials and regulatory approvals and other risks discussed under the heading “Risk

Factors” in Genitope’s filings with the SEC, including its Quarterly Report on Form 10-Q for the three months ended March 31, 2008. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Genitope undertakes no obligation to revise or update any forward-looking statements to reflect events or circumstances after the date hereof.